Exhibit 2.1

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 18, 2003, is among Ciro International, Inc., a Nevada corporation ("Parent"), Advanced Bio/Chem Acquisition Corp., a Texas corporation and a direct and wholly owned subsidiary of Parent ("Merger Sub"), and Advanced Bio/Chem, Inc., a Texas corporation (the "Company").

RECITALS

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company (the "Merger"), in the manner contemplated herein, is advisable and in the best interests of their respective corporations and stockholders, and, by resolutions duly adopted, have approved this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1
THE MERGER

Section 1.1    The Merger

Subject to the terms and conditions of this Agreement, at Closing (as defined in Section 1.2), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company (sometimes hereinafter referred to as the "Surviving Corporation") shall be the surviving corporation in the Merger and shall be a wholly owned subsidiary of Parent. The Merger shall have the effects specified in the Texas Business Corporation Act ("TBCA").

Section 1.2    The Closing

(a)    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Locke Liddell & Sapp, 3400 JPMorgan Chase Tower, 600 Travis, Houston, Texas 77002, at 9:00 a.m., local time, (i) subject to Section 9.2(d), on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Merger (other than conditions with respect to actions the respective parties will take at the Closing itself), or (ii) at such other time, date or place as Parent and the Company may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

(b)    At Closing, the following shall be delivered:

(1)    The Company shall deliver to the Parent (the “Company Closing Documents”):

(i)	certified copies of certificates from appropriate authorities as to the good standing of, and payment of taxes by the Company in the state in which it is incorporated and each jurisdiction in which it is qualified to do business as a foreign corporation, dated as of the most recent practicable date; and

(ii)	a certificate executed by the Secretary of the Company certifying (a) the resolutions of the Board of Directors of the Company which authorized this Agreement and the Merger, and (b) the consent of the Shareholders of the Company who authorized this Agreement and the Merger.

(2)    The Parent shall deliver to the Company (the “Parent Closing Documents”):

           (i)    certified copies of certificates from appropriate authorities as to the good standing of, and payment of taxes by each of the Parent and the Merger Sub in the state in which it is incorporated and each jurisdiction in which it is qualified to do business as a foreign corporation, dated as of the most recent practicable date;

     (ii)    a certificate executed by the Secretary of each of the Parent and the Merger Sub certifying the (a) resolutions of the Board of Directors of the Parent and Merger Sub which authorized this Agreement and the Merger and (b) the consent of the shareholders of Parent and Merger Sub who authorized this Agreement and the Merger; and

       (iii)    the written resignations of all of the Parent’s current officers and directors from their respective positions.

Section 1.3    Effective Time

On the Closing Date, articles of merger (the "Articles of Merger") meeting the requirements of Article 5.04 of the TBCA shall be properly executed and filed with the Secretary of State of the State of Texas. The Merger shall become effective upon the filing of the Articles of Merger, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

Section 1.4    Certificate of Incorporation

At the Effective Time, the Articles of Incorporation of the Company shall be amended to read as will be set forth on Schedule 1.4 hereto, which will be provided by Company at least two business days prior to Closing, and as so amended shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

Section 1.5    Bylaws

At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

Section 1.6    Board of Directors of Surviving Corporation

At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of the individuals who will be listed on Schedule 1.6, which will be provided by Company at least two business days prior to Closing, until changed in accordance with applicable law. Each of the current members of the Board of Directors of the Company shall tender his or her resignation as a director of the Company, to be effective at the Effective Time.

Section 1.7    Board of Directors of Parent

At the Effective Time, the Board of Directors of Parent shall consist of those individuals who will be listed on Schedule 1.7, which will be provided by Company at least two business days prior to Closing. Each of the current members of the Board of Directors of Parent shall tender his or her resignation as a director of Parent, to be effective at the Effective Time.

Section 1.8    Executive Officers of Parent

At the Effective Time, the Executive Officers of Parent shall be the individuals in the positions that will be indicated in Schedule 1.8, which will be provided by Company at least two business days prior to Closing.

ARTICLE 2
CONVERSION OF COMPANY SHARES

Section 2.1    Effect on Capital Stock

At the Effective Time, the Merger shall have the following effects on the capital stock of the Company and Merger Sub, without any action on the part of the holder of any capital stock of the Company or Merger Sub:

(a) Conversion of the Company Common Shares. Subject to the provisions of this Section 2.1, each share of Common Stock, $1.00 par value per share, of the Company (each a "Company Common Share" and collectively the "Company Common Shares") issued and outstanding immediately prior to the Closing Date (but not including any Company Common Shares that are owned (i) by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent or (ii) by the Company or any direct or indirect Subsidiary of the Company (the "Excluded Company Shares")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share (the "Exchange Ratio") of Parent Common Stock (the "Merger Consideration"). "Parent Common Stock" shall mean the common stock, par value $0.001 per share, of Parent.

(b) Cancellation of Excluded Company Shares. Each Excluded Company Share issued and outstanding immediately prior to the Closing Date shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall thereby become a wholly owned subsidiary of Parent.

Section 2.2    Exchange of Certificates for Shares

(a) Exchange Procedures. Promptly after the Closing Date, but in no event later than three business days following the Closing Date, Parent will mail to each holder of record as of the Closing Date of a certificate representing Company Common Shares (each a "Certificate") (other than holders of a Certificate in respect of Excluded Company Shares) (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Parent, such letter of transmittal to be in such form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for exchanging the Certificates and receiving the Merger Consideration to which such holder shall be entitled pursuant to Section 2.1(a). Subject to Section 2.2(g), upon surrender of a Certificate for cancellation to the Parent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 2.1(a) and (ii) a check in the aggregate amount (after giving effect to any required tax withholdings) of any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Section 2.2. The Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable (for fractional shares, dividends or otherwise) upon surrender of any Certificate. In the event of a transfer of ownership of Company Common Shares that occurred prior to the Closing Date, but is not registered in the transfer records of the Company, the Merger Consideration may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Common Shares is presented to the Parent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable.

(b) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Closing Date, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions so declared in respect of such Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid, less the amount of any withholding taxes that may be required thereon, to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange for such Certificate, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date that is at or after the Closing Date and a payment date on or prior to the date of surrender of such whole shares of Parent Common Stock and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Closing Date but with a payment date subsequent to surrender. No interest shall be payable with respect to any amounts to be paid under this Section 2.2. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Closing Date.

(c) Transfers. After the Closing Date, there shall be no transfers on the stock transfer books of the Company of the Company Common Shares that were outstanding immediately prior to the Closing Date.

(d) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or upon conversion of shares, and such fractional share interest shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

(e) Unclaimed Merger Consideration. Former Shareholders of the Company shall be entitled to look only to Parent for payment of their Merger Consideration and any cash, dividends and other distributions in respect thereof issuable and/or payable pursuant to Section 2.1, Section 2.2(b) and Section 2.2(d) upon due surrender of their Certificates, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, or any other Person shall be liable to any former holder of Company Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration would escheat to or become the property of any governmental entity, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if Parent believes that the Person providing the indemnity is sufficiently creditworthy, the making of a reasonable undertaking to indemnify Parent or the Company, or, if Parent does not so believe, the posting by such Person of a bond in the form customarily required by Parent to indemnify against any claim that may be made against it with respect to such Certificate, Parent will issue the shares of Parent Common Stock and the Exchange Agent will distribute such Merger Consideration, dividends and other distributions in respect thereof issuable or payable in exchange for such lost, stolen or destroyed Certificate pursuant to Section 2.1, Section 2.2(b) and Section 2.2(d), in each case, without interest. Any delivery or surrender for exchange of a Certificate pursuant to this Section 2.2 may be effected (in lieu of such delivery or exchange for surrender of a Certificate) by delivery of an affidavit together with an indemnity undertaking or indemnity bond in accordance with this Section 2.2(f).

(g) Affiliates. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Rule 145 Affiliate as determined pursuant to Rule 145 of the Securities Act of 1933, as amended, of the Company shall not be exchanged until Parent has received a written agreement from such Person.

Section 2.3    Appraisal Rights

Company Common Shares issued and outstanding immediately prior to the Closing Date that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the "Appraisal Shares") pursuant to, and who complies in all respects with, the provisions of Article 5.12 of the TBCA ("Article 5.12") shall be entitled to payment of the fair value of such shares in accordance with the provisions of Article 5.12. All Appraisal Shares shall automatically be canceled and shall cease to exist or be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Article 5.12. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Article 5.12 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Article 5.12, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Article 5.12 shall cease to exist.

Section 2.4    Adjustments

In the event that prior to the Effective Time, there shall have been declared or effected a stock split, reverse stock split, stock dividend or stock distribution (including any dividend, or distribution, of securities convertible into Company Common Shares or Parent Common Stock), reorganization, recapitalization, reclassification or similar event made with respect to the Company Common Shares or the Parent Common Stock, the Exchange Ratio shall be adjusted to reflect fully the appropriate effect of such event.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

To induce Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereunder, the Company hereby represents and warrants to and covenants with Parent and Merger Sub, as follows:

Section 3.1          Organization and Standing.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted and to enter into this Agreement and perform the obligations required hereunder. There are no jurisdictions in which the character or location of any of the assets or properties owned or leased by the Company, or the conduct or nature of its business, makes it necessary for it to qualify to do business in any such jurisdictions. Complete and correct copies of the Articles of Incorporation and the By-Laws of the Company and all amendments thereof have been delivered to Parent.

Section 3.2       Authority; Binding Effect

The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting the enforceability of creditors’ rights generally and the discretion of the courts with respect to equitable remedies. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by the Company of the transactions contemplated hereby and the adoption of this Agreement has been duly authorized by a majority of the Company’s stockholders.

Section 3.3          Noncontravention

Neither the execution and delivery by the Company of this Agreement or any other document or instrument to be executed by the Company in connection herewith, nor the consummation of any of the transactions contemplated hereby, nor the performance by the Company of its obligations hereunder, will (nor with the giving of notice or the lapse of time or both would): (a) conflict with or result in a breach of any provision of the Articles of Incorporation, including any amendments thereto, or the By-Laws, including any amendments thereto of the Company; (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to the Company under any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, indenture, license, permit, claim, agreement or other instrument or obligation to which it is a party or by which it may be bound, or require any consent, waiver, approval or notice under the terms of any such document or instrument; (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to the Company; (d) result in the creation or imposition of any lien, claim, charge, restriction or encumbrance upon any of the Company Common Shares or any of the properties or assets of the Company; (e) interfere with or otherwise adversely affect the ability of the Company to carry on its business after the Closing Date on the same basis as is now conducted by the Company; or (f) give any individual or entity a right to make any claim against the Company or any of the Company Common Shares.

Section 3.4  Capitalization

The authorized capital stock of the Company consists of 6,928,000 shares of common stock, $0.0001 par value, of (i) which 3,788,734 shares of common stock are issued and outstanding, (ii) 424,512 shares are issuable upon conversion of certain notes previously issued by the Company (the “Notes”), and (iii) 1,908,446 shares are expected to be issued to the shareholders of GESJ, Inc., a Texas corporation (“GESJ”) prior to Closing (the “GESJ Transaction’). All issued and outstanding shares of common stock of the Company have been duly authorized, are validly issued and outstanding, are fully paid and non-assessable, and have not been issued in violation of any preemptive right. the Company has no other shares of capital stock or other securities authorized, issued or outstanding. Except with respect to the Notes and the GESJ Transaction, there are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements or understandings of any character to which the Company is a party or is otherwise bound which provide for the acquisition, disposition or issuance of any issued and outstanding, or authorized and unissued shares of the Company Common Shares. The Company Common Shares constitute all of the issued and outstanding shares of capital stock of the Company.

Section 3.5  Interests in Other Entities

The Company does not: (a) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation; (b) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity; or (c) have any obligation, direct or indirect, present or contingent: (i) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or (ii) to share any profits or capital investments or both.

Section 3.6  Financial Statements/Undisclosed Liabilities

Schedule 3.7(a), which will be provided by Company at least two business days prior to Closing, will have attached to it copies of the Company’s unaudited financial statements for the last two fiscal years. These financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) and present fairly, in all material respects, the financial position of the Company as of the dates thereof and for the periods covered thereby. Except as otherwise provided in the financial statements, the Company has no indebtedness or liabilities or other obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Company or in the notes thereto except accounts payable and other liabilities incurred in the ordinary and customary course of business since December 31, 2002.

Section 3.7          Properties

The Company does not own or lease any real property or assets that will not be reflected on its financial statements which will be attached to Schedule 3.7(a). The Company has good and valid title to all of its assets and properties, free and clear of all liens, claims, charges, restrictions or encumbrances of any nature whatsoever.

Section 3.8    Absence of Changes

Since December 31, 2002 the Company has conducted its business only in the ordinary course, consistent in all material respects with past practice, and there has not occurred any material adverse change in the business, assets, liabilities, financial condition, or results of operations of the Company, and since December 31, 2002 the Company has not:

      (a)    amended its Articles of Incorporation or its By-Laws;

(b)    declared or paid any dividend or made any distribution or payment of any kind in respect of its capital stock;

(c)    amended or modified any collective bargaining agreement (except as required by law);

(d)    entered into, or adopted any employee benefit plan or any employment contract, or increased the salaries or compensation of its officers or other employees, or paid any bonuses to any of such officers or other employees;

(e)    incurred any liability for borrowed money, encumbered any of its assets, or entered into any agreements relating to incurring additional debt, other than incurring accounts payable in the ordinary course of business consistent in all material respects with past practice;

(f)    other than as contemplated by this Agreement, acquired or agreed to acquire by merging or consolidating with, purchasing substantially all of the assets of, or otherwise, any business corporation, partnership, association, or other entity or individual;

(g)    sold or otherwise disposed of any real property or other tangible assets, including capital or fixed assets, in excess of Five Thousand Dollars ($5,000) per item or Ten Thousand Dollars ($10,000) in the aggregate, other than the sale of inventory in the ordinary course of business;

      (h)    hired any new management employees;

  (i)    made commitments or entered into any agreement or contract outside the ordinary course of business which involves payments from the Company in excess of Ten Thousand Dollars ($10,000) individually or Twenty Thousand Dollars ($20,000) in the aggregate;

  (j)    permitted or allowed any assets or properties to become subject to any mortgage, pledge, lien, encumbrance, restriction or charge of any kind except: (A) such as existed on December 31, 2002, (B) liens imposed by law, and (C) those incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehouses, laborers, materialmen, and the like;

  (k)    canceled any material indebtedness or waived any claims or rights of substantial value;

  (l)    entered into any contract, lease, commitment, arrangement, or understanding with any affiliate of the Company;

  (m)    made any change in any method of accounting or accounting practice or policy other than as required by GAAP;

  (n)    entered into any lease of real property or any other material lease involving any other property, or amended, modified, terminated, or permitted to lapse any lease of real property or any other material lease of personal property;

  (o)    entered into any agreement the terms of which would be violated by the consummation of the transactions contemplated hereby;

  (p)    changed its credit collection or billing procedures or policies;

  (q)    effectuated a “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any employment facility, operating unit, department, or employees of the Company;

  (r)    made any change or revoked any tax election or entered into or amended any agreement or settlement with any taxing authority;

  (s)    dealt with any other party concerning the sale of any of the Company Common Shares, any merger, consolidation, or sale of all or a substantial portion of the assets of the Company, or any other similar transaction involving the Company;

  (t)    taken any action which would cause any representation or warranty of the Company contained herein to become false or incorrect;

  (u)    failed to use its reasonable efforts consistent in all material respects with past practice to preserve its business organization intact, keep available the service of its officers and employees, and preserve the goodwill of its suppliers, customers, dealers, distributors, contractors, and others doing business with it;

  (v)    failed to maintain all buildings, equipment, and other tangible assets owned or used by the Company in substantially the same condition and repair as existed as of December 31, 2002, ordinary wear and tear excepted; or

  (w)    agreed, whether in writing or otherwise, to do any of the foregoing.

Section 3.9    Accounts Receivable

All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business and reflect in all material respects amounts properly due and owed to the Company in accordance with GAAP.

Section 3.10         Litigation

There is no claim, suit, action, administrative, litigation, audit, arbitration or other proceedings or governmental investigations, pending or, to the best of the knowledge of the Company, threatened, against or relating to the Company’s business or any of its properties or assets or the transactions contemplated by this Agreement. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to the Company, its respective business or any of its respective properties or assets, the effect of which: (a) is to limit, restrict, enjoin or prohibit the Merger, any business practice in any area, or the acquisition or disposition of any properties, assets or businesses; or (b) would otherwise materially adversely effect the business of the Company or any of its properties or assets.

Section 3.11    Compliance With Laws

The Company, the use and occupancy of its assets and properties, and the conduct of its business are, and at all times on or prior to the date hereof have been, in compliance with, and not in violation of, all Federal, State and local laws, ordinances, rules, regulations, orders, judgments, and decrees applicable to the Company and its assets, properties, and business, including, without limitation, all environmental laws, and all laws, rules, and regulations dealing with antitrust matters, fair trade and competition, and government corrupt practices, except for any such matters as would not reasonably be expected to have a material adverse effect on the Company.

Section 3.12         Tax Matters

The Company has filed with the appropriate governmental agencies by the due date all tax returns and reports required to be filed by it (including, but not limited to, those relating to income, sales and workers' compensation), and has paid in full or made adequate provision for the payment of, all taxes, interest, penalties, assessments and deficiencies shown to be due or claimed to be due on such tax returns and reports. The provisions for income and other taxes, if any, which are set forth on the most recent Balance Sheet have been determined in accordance with GAAP. The Company has not executed or filed with any taxing authority any agreement extending the period for the assessment or collection of any income or other taxes, and is not a party to any pending or, to the best of the knowledge of the Company, threatened, action or proceeding by any governmental authority for the assessment or collection of income or other taxes. The tax returns of the Company have not been examined by any government agency.

Section 3.15          Insurance

The Company is covered by insurance policies issued by reputable insurers insuring its properties, assets, and businesses against risks of the nature normally insured against by similar entities in the same or similar lines of business in coverage amounts typically carried by such entities. All such policies are in full force and effect and the Company has not received from any insurance company any notice of any material defects or deficiencies affecting the insurability of the Company or any of its assets thereunder.

Section 3.16          Employee Arrangements

(a)    The Company is not a party to nor bound by any: (1) employment, management, termination and consulting agreements; (2) compensation plans and arrangements; bonus and incentive plans and arrangements; (3) deferred compensation plans and arrangements; (4) pension and retirement plans and arrangements; (5) profit sharing and thrift plans and arrangements; or (6) stock purchase and stock option plans and arrangements.

(b)    The Company is not a party to any union contracts or collective bargaining agreements. There is no unfair labor practice or charge or other grievance procedure against either the Company, or, to the best knowledge of the Company, threatened. There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company, pending, or to the best knowledge of the Company, threatened.

(c)    The Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. Any and all employment withholding taxes due and payable on the date hereof by the Company have been paid in full. There is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of the Company, threatened, in respect to which any current or former director, officer, employee or agent of the Company is or may be entitled to claim indemnification from the Company

Section 3.17         The Company Officers and Directors

Schedule 3.17, which will be provided by Company at least two business days prior to Closing, will identify the names of all officers and directors of the Company.

Section 3.18  Affiliated Transactions

Except for the Notes and the GESJ Transaction, the Company is not a party to or bound by any agreement in which any officer, director or stockholder of the Company (or any relative or friend of any such person) has, or had when made, a direct or indirect material interest.

Section 3.19  Certain Contracts.

Each of the Company’s material contracts is in full force and effect, to the best knowledge of the Company, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and, to the best of the knowledge of the Company, no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder; and (b) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder.

Section 3.20  Approvals

The Company has all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of its business, all of which have been obtained by the Company, are in the Company's name, and are in full force and effect, except for such as would not reasonably be expected to have a material adverse effect on the Company.

Section 3.21  Patents, Patents Pending, Trademarks, Trade Names, etc.

To the knowledge of the Company, except as will be set forth on Schedule 3.21, which will be provided by Company at least two business days prior to Closing, no products manufactured or sold by the Company, nor any patents, formulae, processes, know-how, trade secrets, trademarks, trade names, assumed names, copyrights, or designations used in its business infringe on any patents, trademarks, or copyrights, or any other rights of any person. The Company does not know or have any reason to believe that there are any claims of third parties to the use of any such names or any similar name, or knows of or has any reason to believe that there exists any basis for any such claim or claims.

Section 3.22          Books and Records.

The books and records of the Company are true, correct, and complete in all material respects, and have not been altered in anticipation of the contemplated transactions, and to the knowledge of the Company no corporate minutes, written consents of the respective Stockholders of the Company board of directors of the Company or other corporate records or instruments have been removed from the corporate records of the Company.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

To induce Company to enter into this Agreement and to consummate the transactions contemplated hereunder, Parent and Merger Sub, jointly and severally, represent and warrant and covenant with Company as follows:

Section 4.1  Organization and Standing

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and Texas, respectively, with full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted and to enter into this Agreement and perform the obligations required hereunder. There are no jurisdictions in which the character or location of any of the assets or properties owned or leased by Parent or Merger Sub, or the conduct or nature of its business, makes it necessary for it to qualify to do business in any such jurisdictions. Merger Sub does not have any assets, operations, commitments, or liabilities, and has not conducted any operations or had any interests in any properties or assets since its date of formation. Complete and correct copies of the Articles of Incorporation and the By-laws of Parent and Merger Sub and all amendments thereof have been delivered to Company.

Section 4.2  Authority; Binding Effect

The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting the enforceability of creditors’ rights generally and the discretion of the courts with respect to equitable remedies. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which either of them is a party. The consummation by each of Parent and Merger Sub of the transactions contemplated hereby and the adoption of this Agreement has been duly authorized by the Board of Directors and by a majority of each of the stockholders of the Parent and the Merger Sub.

Section 4.3  Noncontravention

Neither the execution and delivery by Parent or Merger Sub of this Agreement or any other document or instrument to be executed by either of them, nor the consummation of any of the transactions contemplated hereby, nor the performance by either of them of its obligations hereunder, will (nor with the giving of notice or the lapse of time or both would): (a) conflict with or result in a breach of any provision of the Articles of Incorporation, including any amendments thereto, or the By-Laws, including any amendments thereto of either of them; (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to either of them under any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, indenture, license, permit, claim, agreement or other instrument or obligation to which either of them is a party or by which either of them may be bound, or require any consent, waiver, approval or notice under the terms of any such document or instrument; (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to either of them; (d) result in the creation or imposition of any lien, claim, charge, restriction or encumbrance upon any of their shares of common stock or any of the properties or assets of either of them; (e) interfere with or otherwise adversely affect the ability of either of them to carry on its business after the Closing Date on the same basis as is now conducted by it; or (f) give any individual or entity a right to make any claim against either of them or any of their securities.

Section 4.4  The Parent Common Stock

All of the Parent Common Stock, upon issuance in accordance with the terms and conditions of this Agreement, will be duly and validly issued and fully paid and non-assessable. There will be no personal liability, and there are no preemptive or similar rights, attached to the Parent Common Stock. Upon consummate of the Merger, the shareholders of the Company will hold the Parent Common Stock, free and clear of any liens, claims, charges, restrictions or encumbrances of any nature whatsoever.

Section 4.5  Capitalization

The authorized capital stock of the Parent consists of 50,000,000 shares of Common Stock, $0.001 par value per share, of which 3,571,400 shares of common stock, are issued and outstanding (excluding the Merger Consideration). All issued and outstanding shares of common stock of the Parent have been duly authorized, are validly issued and outstanding, are fully paid and non-assessable, and have not been issued in violation of any preemptive right. The Parent has no other shares of capital stock or other securities authorized, issued or outstanding. There are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements or understandings of any character to which the Parent is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, or authorized and unissued shares of Common Stock of the Parent. There is no personal liability, and there are no preemptive or similar rights, attached to the Parent's Common Stock. Upon consummation of the Merger, the Stockholders of the Company will hold the Parent Common Stock free and clear of any liens, claims, changes, restrictions or encumbrances of any nature whatsoever.

Section 4.6  Interests in Other Entities

Neither Parent nor Merger Sub: (a) owns, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation; (b) has any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity; or (c) has any obligation, direct or indirect, present or contingent: (i) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or (ii) to share any profits or capital investments or both.

Section 4.7  Financial Statements/Undisclosed Liabilities

Schedule 4.7, which will be provided by Parent at least two business days prior to Closing, will have attached to it copies of the Parent unaudited financial statements for the twelve months ending December 31, 2002. These financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Parent as of the dates thereof and for the periods covered thereby. The Parent has no liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Parent or in the notes thereto except accounts payable and other liabilities incurred in the ordinary and customary course of business since December 31, 2002.

Section 4.8  Properties     Neither Parent nor Merger Sub owns or leases any real property or other assets.

Section 4.9  Absence of Changes

Since December 31, 2002, there has not been: (a) any material adverse change in the condition (financial or otherwise), assets, liabilities, business, prospects, or results of operations of the Parent; (b) any waiver by the Parent of any right, or cancellation of any debt or claim of substantial value; (c) any declaration, setting aside or payment of any dividend or other distribution or payment in respect of the capital stock of the Parent; or (d) any change in the accounting principles or methods which are utilized by the Parent.

Section 4.10  Litigation

There is no claim, suit, action, administrative, litigation, audit, arbitration or other proceedings or governmental investigations, pending or, to the best of the knowledge of the Parent, threatened, against or relating to the Parent’s business or any of its properties or assets or the transactions contemplated by this Agreement. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to the Parent, its respective business or any of its respective properties or assets, the effect of which: (a) is to limit, restrict, enjoin or prohibit the Merger, any business practice in any area, or the acquisition or disposition of any properties, assets or businesses; or (b) would otherwise materially adversely effect its properties or assets.

Section 4.11  No Violation of Law

Parent is not engaged in any activity or has failed to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to it.

Section 4.12  Tax Matters

The Parent has filed with the appropriate governmental agencies by the initial due date all tax returns and reports required to be filed by it (including, but not limited to, those relating to income, sales and workers' compensation), and has paid in full or made adequate provision for the payment of, all taxes, interest, penalties, assessments and deficiencies shown to be due or claimed to be due on such tax returns and reports. The provisions for income and other taxes, if any, which are set forth on the most recent balance sheet are adequate for all accrued and unpaid taxes of the Parent as of the end of the period covered. The Parent has not executed or filed with any taxing authority any agreement extending the period for the assessment or collection of any income or other taxes, and is not a party to any pending or, to the best of the knowledge of the Parent, threatened, action or proceeding by any governmental authority for the assessment or collection of income or other taxes. The tax returns of the Parent have not been examined by any government agency.

Section 4.13  Insurance

Parent does not maintain any insurance policies whether it be for casualty, liability or any other contingency.

Section 4.14  Banks; Powers of Attorney

Schedule 4.14, which will be provided by Parent at least two business days prior to Closing, will contain a complete and correct list showing: (a) the names of each bank in which the Parent has an account or safe deposit box, the account numbers and safe deposit box numbers, and the names of all persons authorized to draw thereon or who have access thereto; and (b) the names of all persons, if any, holding powers of attorney from the Parent.

Section 4.15  Employee Arrangements

(a)    As of the Closing Date, the Parent does not have any employees nor is it, a party to or bound by any: (1) employment, management, termination and consulting agreements; or (2) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of the Parent.

(b)    The Parent is not a party to any union contracts or collective bargaining agreements. There is no unfair labor practice or charge or other grievance procedure against either the Parent, or, to the best knowledge of the Parent threatened. There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Parent, pending, or to the best knowledge of the Parent, threatened.

Section 4.16  Company Officers and Directors

Murray Wilson is the sole officer and Director of the Parent.

Section 4.17  Affiliated Transactions

The Parent is not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person, and the Parent is not a party to or bound by any agreement in which any officer, director or stockholder of the Parent (or any relative or friend of any such person) has, or had when made, a direct or indirect material interest.

Section 4.18  Certain Contracts

The Parent is not a party to nor is it bound by any contract, commitment, obligation or understanding.

Section 4.19  Patents, Patents Pending, Trademarks, Trade Names, etc.

The Parent does not own or hold any rights to any patents, trademarks, trade names, assumed names, and copyrights, and all applications thereto and patents pending.

ARTICLE 5
COVENANTS

Section 5.1  Further Assurances

The parties shall from time to time after the date hereof, at their sole cost and expense, take any and all actions, and execute, acknowledge, deliver, file and/or record any and all documents and instruments as the other party may reasonably request to effectuate fully the transactions contemplated by this Agreement and to perfect the rights which are intended to be granted to such requesting party.

Section 5.2  Cooperation

Each party hereto shall use such party's best efforts to cooperate fully with the other party hereto so as to cause the Closing to occur as provided herein and in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated hereby. Further, each party shall use its best efforts to obtain any third-party consents that may be required to consummate the transaction contemplated by this Agreement.

Section 5.3  Payment of Transfer Taxes

The Surviving Corporation shall be responsible for and shall pay any and all transfer and similar taxes and any and all filing, recording, registration and similar fees, if any, arising out of the issuance of the Merger Consideration.

Section 5.4          Preparation of SEC Reports. As promptly as practicable after the date hereof, and in any event within forty-five days from the date hereof, Parent, at its sole expense, shall prepare and deliver to Company file ready drafts of all annual and quarterly reports (together with audited financial statements for each annual report and unaudited financial statements for each quarterly reports) and other documents, if any (collectively, the “SEC Reports”), required to be filed by Parent to bring it current pursuant to the Exchange Act of 1934 (“Exchange Act”). The SEC Reports shall comply as to form and substance in all material respects with the applicable provisions of the Exchange Act. Parent will make such modifications to the SEC Reports as Company may reasonably request.

ARTICLE 6
CONDITIONS AND OBLIGATIONS TO CLOSING

Section 6.1

(a)     Conditions to the Parent and Merger Sub Obligations. The obligations of the Parent and Merger Sub to consummate the transactions herein contemplated are subject to the fulfillment of each of the following conditions:

(1)	The representations and warranties of the Company contained herein shall be true and correct in all material respects at the time of Closing.

(2)	The Company must have performed and complied with all of its covenants to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(3)	There must not be pending or threatened any action by or before any governmental authority, arbitrator, or mediator which shall seek to restrain, prohibit, invalidate, or collect damages arising out of the Merger or the transactions contemplated hereby, or which, in the reasonable judgment of Parent, makes it inadvisable to proceed with the Merger.

(4)    The Company Closing Documents shall have been delivered.

(b) Conditions to the Company’s Obligations. The obligations of the Company to consummate the transactions herein contemplated are subject to the fulfillment of the following conditions:

(1)    The representations and warranties of the Parent and Merger Sub contained herein shall be true and correct in all material respects at the time of Closing.

(2)	Each of Parent and Merger Sub must have performed and complied with all of its covenants to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(3)	There must not be pending or threatened any action by or before any governmental authority, arbitrator, or mediator which shall seek to restrain, prohibit, invalidate, or collect damages arising out of the Merger or the transactions contemplated hereby, or which, in the reasonable judgment of Company, makes it inadvisable to proceed with the Merger.

(4)	Parent shall have effected the reverse split of its issued and outstanding shares that is currently contemplated, which shall be in form and substance reasonably satisfactory to Company.

(5)	The SEC Reports shall be in final form ready for filing with the Securities and Exchange Commission (the “SEC”).

(6)    The Parent Closing Documents shall have been delivered.

ARTICLE 7
POST-CLOSING OBLIGATIONS OF THE COMPANY

Section 7.1

(a)          Filing of SEC Reports. As promptly as practicable following the Closing, Parent will file the SEC Reports with the SEC.

(b)           Preparation and Filing of Company Financial Statements. As promptly as practicable following the Closing, but in any event within sixty days following the Closing, Parent will cause to be prepared and filed with the SEC audited financial statements of Company as are required under the Exchange Act.

(c)          Distribution of Notice of Action Taken. Within forty-five (45) days after the Closing, the Parent and the Company shall each have delivered notices, in satisfactory form and substance, of action taken regarding the Merger to each of their respective non-consenting stockholders.

(d)       Name Changes. As soon as practicable following the Closing Date, Parent shall file with the Nevada Secretary of State an amendment to its Articles of Incorporation changing its name from “Ciro International, Inc.” to “ProteEx, Inc.”

ARTICLE 8
INDEMNIFICATION

Section 8.1    Indemnification of the Parent and the Merger Sub

The Company agrees to indemnify, defend and hold harmless the Parent and the Merger Sub and each of their affiliates, respective successors, assigns, agents, employees, officers and directors (collectively, “Parent Indemnitees”) from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and court costs incurred investigating or defending the same) to the extent the same are based upon or arise out of; (a) any breach by the Company of any representation or warranty contained in this Agreement, and (b) any breach by the Company of any obligation to perform or comply with any covenant or obligation under this Agreement.

Section 8.2    Indemnification of the Company

The Parent and Merger Sub each, jointly and severally, agrees to indemnify, defend and hold harmless, the Company and its affiliates, respective successors, assigns, agents, employees, officer and directors (“Company Indemnitees”) from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and court costs incurred investigating or defending the same) to the extent the same are based upon or arise out of; (a) any breach of any representation or warranty of either the Parent or Merger Sub contained in this Agreement, or (b) any breach by either the Parent or the Merger Sub of any obligation to perform or comply with any covenant or obligation of either of them under this Agreement.

Section 8.3    Indemnification Procedure

(a) Any Parent Indemnitee or Company Indemnitee (the “Indemnified Party”) seeking indemnification hereunder shall give to the party or parties obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (“Claim Notice”) describing in reasonable detail the facts giving rise to its claim for indemnification hereunder, and shall include in such Claim Notice (if then known) the amount or method of computation of the amount of the claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed and delivered hereunder or in connection herewith upon which such claim is based; provided that a Claim Notice in respect of any action at law or suit in equity against the Indemnified Party by a third Person, as to which indemnification will be sought, shall be given promptly after the action or suit is commenced, and provided further that failure of the Indemnified Party to give the Indemnitor prompt notice in respect of any such action or suit as provided herein shall not relieve the Indemnitor of its obligations hereunder, except to the extent such Indemnitor shall have been irreparably prejudiced by such failure.

(b) The Indemnitor, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such proceeding and shall pay the fees and expenses of such counsel and court or other costs related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (w) the Indemnitor and the Indemnified Party shall have mutually agreed in writing to the retention of such counsel or (x) there is a conflict or potential conflict of interest between the Indemnified Party and any other Person represented by such counsel retained by the Indemnitor. It is understood that the Indemnitor shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to local counsel) for all persons to be indemnified pursuant to this Article 8; provided that the Indemnitor will be so liable if (y) the Indemnified Party has reasonably concluded that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the Indemnitor or (z) a conflict or potential conflict exists between the Indemnified Party and the Indemnitor (in which case the Indemnitor will not have the right to direct the defense of such action on behalf of the Indemnified Party). The Indemnitor shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnitor agrees to indemnify the Indemnified Party from and against any loss or liability specified in such settlement or judgment. No Indemnitor shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such proceeding.

Section 8.4        Termination of Indemnification Obligations.     The provisions of this Article 8 will terminate at Closing.

ARTICLE 9
MISCELLANEOUS PROVISIONS

Section 9.1    Confidentiality

The negotiation of this Agreement and preparation for its closing necessarily requires the parties hereto to disclose confidential information to each other, such as financial information, the identities of customers and methods of doing business, including without limitation, all intellectual property and files and records, other than any of such information that is in the public domain. Each party to this Agreement will hold such information in strict confidence and under no circumstances use it to the detriment of the other. The foregoing shall not prohibit the use of such information (a) as is required by law, (b) as is necessary to prepare any tax returns for the parties or other filings with any governmental authorities or to defend or object to any reassessment of any tax returns of the parties, (c) as is necessary for either party’s representative to prepare and disclose, as may be required, accounting statements, or (d) to assert or protect any rights of either party hereunder or under any applicable law. Further, no public announcements, press release or announcements concerning the Merger shall be made by either party without the consent and joint approval of both parties which shall not be unreasonably withheld.

Section 9.2  Termination

This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written consent of the parties hereto;

(b)	by the Parent if (1) the Company shall have failed to comply in any material respect with any covenants or agreements contained in this Agreement; or (2) any representations and warranties of the Company contained in this Agreement shall not have been true in any material respect when made and on and as of the Closing Date (except to the extent it relates to a particular date);

(c)	by the Company if (1) the Parent or Merger Sub shall have failed to comply in any material respect with any covenants or agreements contained in this Agreement; or (2) any representations and warranties of the Parent or Merger Sub contained in this Agreement shall not have been true in any material respect when made and on and as of the Closing Date as (except to the extent it relates to a particular date);

(d)	Parent or Company may terminate this Agreement if the Closing has not occurred within sixty (60) days from the date hereof, provided that the party delivering such notice shall not have caused such failure to close; and

(e)	In the event of Termination of this Agreement pursuant to this Section 9.2, all further obligations of the parties hereto, other than the provisions of Article 8 (Indemnification), Section 8.1 (Confidentiality) and Section 8.3 (Expenses), shall forthwith be terminated without further liability of any party to the other parties.

Section 9.3          Expenses

Each party to this Agreement will be responsible for all of its own expenses, legal and other professional fees, disbursements, and all other costs incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and all documents and instruments relating hereto and the consummation of the transactions contemplated hereby.

Section 9.4  Execution in Counterparts

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

Section 9.5  Survival of Representations and Warranties

Each of the parties hereto hereby agrees that all representations and warranties made in this Agreement will terminate at Closing.

Section 9.6  Notices

All notices, requests, demands and other communications hereunder shall be in writing and shall be sent by facsimile, with confirming copy, by a recognized courier service. Each such notice shall be deemed given upon delivery by such courier service to the following respective addresses, which any party may change as to such party upon ten (10) days' notice to the other party:

If to the Parent and/or
Merger Sub, to:      Ciro International, Inc.
                445 5th Avenue
    New York, New York 10016
    Attn: Mr. Murray Wilson
    Phone: (212) 481-1322
    Facsimile No. (212) 686-4888

With a copy to:
                        Spitzer & Feldman P.C.
405 Park Avenue
New York, New York 10022-4405
Attn: Steven A. Sanders, Esq.
Phone: (212) 888-6680
Facsimile No. (212) 838-7472

If to the Company, to:
                        Advanced Bio/Chem, Inc.
The Protein Experts
4800 Research Forest Drive
The Woodlands, Texas 77381
Attn: Gene Thomas, President
Phone: (281) 364-4016
Facsimile No. (281) 364-7935

With a copy , to:          David S. Peterman, Esq.
Locke Liddell & Sapp LLP
3400 Chase Tower
400 Travis
Houston, Texas 77002-3095
Phone: (713) 226-1222
Facsimile: (713) 223-3717

or to such other address as any such individual or entity shall have designated by like notice to the others (except that a notice of change of address shall only be effective upon receipt).

Section 9.7  Amendment

This Agreement may only be amended by a written instrument executed by all parties hereto.

Section 9.8  Entire Agreement

This Agreement (together with the other agreements and documents being delivered pursuant to or in connection with this Agreement) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

Section 9.9  Governing Law; Consent to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to the conflicts-of-law principles thereof. Each of the parties hereby irrevocably: (a) submits to the exclusive jurisdiction of, and agrees that any action, suit or proceeding at law, in equity or otherwise, shall only be brought in the Nevada County, or Federal District Court for the District of Nevada, for the purpose of any such suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Action”); (b) waives, to the extent not prohibited by applicable law, rule or regulation, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that any such person is not subject personally to the jurisdiction of the aforementioned courts, that its property is exempt or immune from attachment or execution, that any such action brought in the aforementioned court is brought in an inconvenient forum, that the venue of any such action brought in the aforementioned court is improper, or that this Agreement, or the transactions contemplated hereby enforced in or by such court; and (c) consents to service of process in any such Action by recognized overnight courier service (i.e., Federal Express). Nothing herein contained shall affect the right to serve process in any other manner permitted by law.

Section 9.10  Assignment

Neither this Agreement nor any rights, interests or obligations hereunder may be assigned (by operation of law or otherwise) by any party hereto without the prior written consent of the other party hereto.

Section 9.11  Binding Effect, Benefits

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs and legal representatives. Nothing herein contained, express or implied, is intended to confer upon any person other than the parties hereto any rights or remedies.

Section 9.12  Waiver, etc.

The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

Section 9.13          Brokers and Finders

The Parent and Merger Sub, jointly and severally, on the one hand, and the Company, on the other hand, each represent and warrant to the other that it has dealt with no broker or finder in connection with this transaction and as a result, no commission is due to any party as a consequence of the transactions contemplated by this Agreement. This representation shall terminate as of the Closing.

Section 9.14  No Third Party Beneficiaries

Nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 9.16         Headings

The headings contained herein are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS ON THE NEXT PAGE]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

CIRO INTERNATIONAL, INC.                ADVANCED BIO/CHEM, INC.

By:     /s/ Murray Wilson                  By:     /s/ Helen R. Park
Name:    Murray Wilson                   Name:    Helen R. Park
Title:       President                       Title:  Chief Executive Officer

ADVANCED BIO/CHEM ACQUISITION CORP.

By:     /s/ Murray Wilson
Name:   Murray Wilson
Title:   President